EXHIBIT 99.1

NEWS RELEASE

Weatherford Announces Changes to Executive Leadership
and Appoints New Director

HOUSTON, June 17, 2020 -- Weatherford International plc (OTC Pink: WFTLF) (“Weatherford” or “the Company”) today announced that Karl Blanchard, Executive Vice President and Chief Operating Officer, will assume the role of Interim Chief Executive Officer, reporting directly to the Board of Directors, until a permanent President and Chief Executive Officer has been appointed.

In addition, Christian Garcia, Executive Vice President and Chief Financial Officer, has decided to leave the Company following the filing of the Company’s second quarter financial results on August 5, 2020.  The Company will announce Mr. Garcia’s successor at a later date.

Charles M. Sledge, on behalf of the Board, commented, “The Board has full confidence in Karl’s ability to lead the Company until a permanent CEO is named. Karl is a well-respected leader in the industry and has been instrumental in transforming Weatherford’s global operations since joining the Company in 2017. We thank Christian for his service to the Company and wish him well in his future pursuits.”

Mr. Garcia commented, “Leaving Weatherford is a difficult personal decision.  In my short tenure, I have seen the Company’s potential for value creation and the strength of Weatherford’s leadership team and employees. Weatherford is taking aggressive actions to address the current challenging environment, and I wish the Company well as it moves forward.”

New Director Appointed
The Company’s Board of Directors has appointed Benjamin C. Duster IV to serve as a Director. Mr. Sledge continued, “We are honored to welcome Ben to the Company’s Board of Directors. We look forward to leveraging his knowledge and expertise to drive sustainable value creation for all of Weatherford’s stakeholders.”

About Benjamin C. Duster IV
Benjamin C. Duster IV, is Founder and CEO of Cormorant IV Corporation, LLC, a consulting firm specializing in operational turnarounds and organizational transformations. He is a 30-year veteran of Wall Street with extensive experience in M&A and Strategic Advisory Services in both developed and emerging markets. He received a Bachelor of Arts in Economics, with honors, from Yale University, a Juris Doctorate from Harvard Law School and an MBA from Harvard Business School.

About Karl Blanchard
Karl Blanchard was named Executive Vice President and Chief Operating Officer in August 2017. Mr. Blanchard previously served as the Chief Operating Officer for Seventy Seven Energy where he was responsible for the drilling, hydraulic fracturing, and rental tool business units, as well as key support functions. Prior to Seventy Seven Energy, Mr. Blanchard spent more than 30 years at Halliburton where he was responsible for a significant portion of the company’s flagship product service lines, including production enhancement, cementing, and testing and subsea. He also served as Country Vice President of Halliburton Indonesia. Mr. Blanchard has a Bachelor of Science degree in engineering from Texas A&M University and is a member of the Society of Petroleum Engineers.

About Weatherford
Weatherford is the leading wellbore and production solutions company. Operating in more than 80 countries, the Company answers the challenges of the energy industry with its global talent network of approximately 20,000 team members and 600 locations, which include service, research and development, training, and manufacturing facilities. Visit weatherford.com for more information or connect on LinkedIn, Facebook, Twitter, Instagram, or YouTube.

Forward-Looking Statements
This news release contains forward-looking statements concerning, among other things, the Company’s business strategy, plans, goals and objectives.  These forward-looking statements are generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “outlook,” “budget,” “intend,”

“strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford's management and are subject to significant risks, assumptions, and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are also cautioned that forward-looking statements are only predictions and may differ materially from actual future events or results, including the extent or duration of business interruptions associated with COVID-19, the price and price volatility of oil and natural gas, the macroeconomic outlook for the oil and gas industry, the duration and severity of the impact of the COVID-19 pandemic on oil and gas demand and commodity prices, our ability to generate cash flow from operations to fund our operations, the outcome of any discussions with our bondholders regarding the terms of a potential restructuring of our indebtedness or a recapitalization of the Company, realization of additional cost savings and operational efficiencies and potential logistical issues and potential non-cash asset impairment charges for long-lived assets, intangible assets or other assets. Forward-looking statements are also affected by the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and those set forth from time-to-time in the Company's other filings with the Securities and Exchange Commission. We undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.
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Investor Contact
Sebastian Pellizzer
Senior Director, Investor Relations
+1 713-836-6777
investor.relations@weatherford.com

Media Contact
Chris Wailes
Director, Global Media Engagement
+1 713-836-6256
christopher.wailes@weatherford.com